Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/28/2021	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS SECOND QUARTER 2021 RESULTS

•Global comparable sales were up 40.5% in the second quarter and increased 6.9% on a 2-year basis, reflecting sequential acceleration and continued broad-based business momentum

•Comparable sales increased across all segments on a 2-year basis

•Year-to-date Systemwide sales* from digital channels across our top 6 markets were nearly $8 billion – a 70% increase versus the prior year

CHICAGO, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2021.

“Our performance is a continued demonstration of the broad-based strength and resiliency of our business as global comp sales in the second quarter increased nearly 7% over 2019. For 65 years, we’ve created iconic experiences for billions of people around the world. Along the way, we’ve always focused on following our customers’ needs, finding the most convenient and engaging ways for them to enjoy McDonald’s. It’s clear that our next chapter will be driven by our leadership in digital,” said McDonald’s President and Chief Executive Officer Chris Kempczinski. “As we build on our momentum and embed our digital capabilities through the customer experience, I’m thrilled that Manu Steijaert will be taking on the newly created role of Chief Customer Officer. His team will deliver the seamless omnichannel experience that our customers want and McDonald’s can provide.”

Second quarter financial performance:
•Global comparable sales increased 40.5% (6.9% on a 2-year basis), reflecting positive comparable sales across all segments:
•U.S. increased 25.9% (14.9% on a 2-year basis)
•International Operated Markets segment increased 75.1% (2.6% on a 2-year basis)
•International Developmental Licensed Markets segment increased 32.3% (0.3% on a 2-year basis)
•Consolidated revenues increased 57% (49% in constant currencies) to $5,888 million.
•Systemwide sales increased 48% (42% in constant currencies) to $28,281 million.
•Consolidated operating income increased $1,730 million and included $98 million of strategic gains primarily related to the sale of McDonald's Japan stock.
•Diluted earnings per share for the quarter was $2.95, or $2.37 excluding $0.48 per share of income tax benefits as a result of a change in the U.K. statutory income tax rate and $0.10 per share of strategic gains.

*Refer to page 4 for a definition of Systemwide sales.

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended June 30,
	2021	2020
U.S.	25.9%	(8.7)%
International Operated Markets	75.1	(41.4)
International Developmental Licensed Markets & Corporate	32.3	(24.2)
Total	40.5%	(23.9)%
COVID-19 resurgences throughout the quarter and six months have resulted in instances of government restrictions on restaurant operating hours, limited dine-in capacity and, in some cases, dining room closures. The Company has continued to follow the guidance of expert health authorities to apply the appropriate precautionary measures to protect the health and safety of our people and our customers and expects some operating restrictions in various markets so long as the COVID-19 pandemic continues.

•Comparable Sales: Quarterly comparable sales and guest counts were positive across all segments. Comparable sales were impacted in both periods (to a greater extent in 2020) by COVID-19.

•U.S.: Comparable sales results benefited from strong average check growth driven by larger order size and menu price increases. The Crispy Chicken Sandwich and BTS Famous Order promotion, as well as growth in delivery and digital platforms, contributed to the comparable sales growth. Comparable sales increased 14.9% on a 2-year basis, reflecting continued momentum.

•International Operated Markets: Results reflected strong positive comparable sales in the U.K. and France as well as positive comparable sales across the entire segment due to significantly fewer restaurant closures and the easing of COVID-19 restrictions. Comparable sales increased 2.6% on a 2-year basis, reflecting positive 2-year comparable sales in the U.K., Australia and Canada and negative 2-year comparable sales in France and Germany.

•International Developmental Licensed Markets: The strong quarterly comparable sales were primarily driven by Brazil, Japan and China, along with positive comparable sales across all regions. Comparable sales increased 0.3% on a 2-year basis.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,						Six Months Ended June 30,
	2021	2020	Inc/ (Dec)		Inc/ (Dec) Excluding Currency Translation		2021	2020	Inc/ (Dec)		Inc/ (Dec) Excluding Currency Translation
Revenues	$5,887.9	$3,761.5	57%		49%		$11,012.5	$8,475.9	30%		25%
Operating income	2,691.1	961.1	n/m		n/m		4,972.4	2,654.7	87		79
Net income	2,219.3	483.8	n/m		n/m		3,756.5	1,590.7	n/m		n/m
Earnings per share-diluted	$2.95	$0.65	n/m	%	n/m	%	$5.00	$2.12	n/m	%	n/m	%
n/m Not meaningful
Results for the quarter and six months reflected stronger operating performance across all segments due to higher sales-driven restaurant margins as a result of fewer restaurant closures and the easing of COVID-19 restrictions compared with the prior year.
Results for the quarter included the following:
•Net pre-tax strategic gains of $98 million, or $0.10 per share, primarily related to the sale of McDonald's Japan stock
•$364 million, or $0.48 per share, of income tax benefits related to deferred tax adjustments as a result of a change in the U.K. statutory income tax rate
Results for the six months included the following:
•Net pre-tax strategic gains of $233 million, or $0.23 per share, primarily related to the sale of McDonald's Japan stock
•$364 million, or $0.48 per share, of income tax benefits related to deferred tax adjustments as a result of a change in the U.K. statutory income tax rate
Foreign currency translation benefited diluted earnings per share by $0.13 for the quarter and $0.19 for the six months.

EARNINGS PER SHARE-DILUTED RECONCILIATION

	Quarters Ended June 30,						Six Months Ended June 30,
	2021	2020	Inc/ (Dec)		Inc/ (Dec) Excluding Currency Translation		2021	2020	Inc/ (Dec)		Inc/ (Dec) Excluding Currency Translation
GAAP earnings per share-diluted	$2.95	$0.65	n/m	%	n/m	%	$5.00	$2.12	n/m	%	n/m	%
Strategic (gains) charges	(0.10)	0.01					(0.23)	0.01
Income tax benefits	(0.48)	—					(0.48)	—
Non-GAAP earnings per share-diluted	$2.37	$0.66	n/m	%	n/m	%	$4.29	$2.13	n/m	%	n/m	%
n/m Not meaningful

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales are compared to the same period in the prior year and represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters (including restaurants temporarily closed due to COVID-19). Comparable sales exclude the impact of currency translation and the sales of any market considered hyper-inflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income (excluding the effect of impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts), are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and six months ended June 30, 2021.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on July 28, 2021. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 39,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on July 28, 2021. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2021	2020	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,488.7	$1,593.7	$895.0	56%
Revenues from franchised restaurants	3,306.2	2,088.0	1,218.2	58
Other revenues	93.0	79.8	13.2	17

TOTAL REVENUES	5,887.9	3,761.5	2,126.4	57

Operating costs and expenses
Company-operated restaurant expenses	2,021.0	1,448.4	572.6	40
Franchised restaurants-occupancy expenses	579.1	524.5	54.6	10
Other restaurant expenses	68.3	63.3	5.0	8
Selling, general & administrative expenses
Depreciation and amortization	83.1	71.0	12.1	17
Other	572.4	576.0	(3.6)	(1)
Other operating (income) expense, net	(127.1)	117.2	(244.3)	n/m
Total operating costs and expenses	3,196.8	2,800.4	396.4	14

OPERATING INCOME	2,691.1	961.1	1,730.0	n/m

Interest expense	296.5	319.1	(22.6)	(7)
Nonoperating (income) expense, net	18.6	(6.7)	25.3	n/m

Income before provision for income taxes	2,376.0	648.7	1,727.3	n/m
Provision for income taxes	156.7	164.9	(8.2)	(5)

NET INCOME	$2,219.3	$483.8	$1,735.5	n/m

EARNINGS PER SHARE-DILUTED	$2.95	$0.65	$2.30	n/m

Weighted average shares outstanding-diluted	752.1	748.6	3.5	0%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2021	2020	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,650.2	$3,619.5	$1,030.7	28%
Revenues from franchised restaurants	6,183.6	4,696.0	1,487.6	32
Other revenues	178.7	160.4	18.3	11

TOTAL REVENUES	11,012.5	8,475.9	2,536.6	30

Operating costs and expenses
Company-operated restaurant expenses	3,838.6	3,201.2	637.4	20
Franchised restaurants-occupancy expenses	1,150.6	1,078.7	71.9	7
Other restaurant expenses	135.5	128.8	6.7	5
Selling, general & administrative expenses
Depreciation and amortization	159.1	144.5	14.6	10
Other	1,062.8	1,092.3	(29.5)	(3)
Other operating (income) expense, net	(306.5)	175.7	(482.2)	n/m
Total operating costs and expenses	6,040.1	5,821.2	218.9	4

OPERATING INCOME	4,972.4	2,654.7	2,317.7	87

Interest expense	596.5	599.1	(2.6)	0
Nonoperating (income) expense, net	47.2	(38.0)	85.2	n/m

Income before provision for income taxes	4,328.7	2,093.6	2,235.1	n/m
Provision for income taxes	572.2	502.9	69.3	14

NET INCOME	$3,756.5	$1,590.7	$2,165.8	n/m

EARNINGS PER SHARE-DILUTED	$5.00	$2.12	$2.88	n/m

Weighted average shares outstanding-diluted	751.6	749.6	2.0	0%
n/m Not meaningful